News Release

Firsthand Technology Value Fund Announces

Plan to Seek Stockholder Approval to Withdraw

BDC Election and Pursue Liquidation

San Jose, CA, October 13, 2023 – Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the “Fund” or “Firsthand”), a publicly-traded venture capital fund that invests in technology and cleantech companies, today announced that its Board of Directors (the “Board”) has approved a plan to seek stockholder approval to withdraw the Fund’s election to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended. The Board will also be seeking stockholder approval on a plan of liquidation of the Fund.

The Fund also announced today that it has suffered material setbacks on two of its largest holdings. The resulting valuation write-downs could reduce the asset value of the Fund to a level below the amount of the Fund’s accrued liabilities, most of which are fees payable to the Fund’s investment adviser, Firsthand Capital Management, Inc. (“FCM”). The Board and FCM have agreed to take actions necessary to ensure that the Fund maintains a positive net asset value (“NAV”) per share, which may include FCM waiving certain accrued investment management fees.

Additional information will be available in the Fund’s forthcoming quarterly report on Form 10-Q in November 2023.

About Firsthand Technology Value Fund

Firsthand Technology Value Fund, Inc. is a publicly-traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

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News Release

The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions, regulatory and legal changes, technology and cleantech industry risk, valuation risk, non-diversification risk, interest rate risk, tax risk, and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained. We acknowledge that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as us.

Contact:

Phil Mosakowski

Firsthand Capital Management, Inc.

(408) 624-9526

vc@firsthandtvf.com